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                                                                    EXHIBIT 23.2


                        CONSENT OF INDEPENDENT AUDITORS


    We consent to the references to our firm under the captions "Summary Consolidated Financial and Operating Data," "Selected Consolidated Financial and Operating Data" and "Experts" and to the use of our reports dated February 17, 2000 (except for Note 19, as to which the date is March 31, 2000), with respect to the consolidated financial statements and schedule of Birch Telecom, Inc., and May 15, 1998, with respect to the consolidated financial statements of Valu-Line Companies, Inc., in Amendment No. 3 to the Registration Statement (Form S-1) and related Prospectus of Birch Telecom, Inc. dated June 23, 2000.


                                          Ernst & Young LLP


Kansas City, Missouri
June 23, 2000